UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 2, 2009

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) On October 2, 2009, Stein Mart, Inc. (the “Company”) entered into employment agreements (the “Executive Officer Employment Agreements”) with the following Executive Officers: William A. Moll, the Company’s Senior Vice President, General Merchandise Manager and David H. (Hunt) Hawkins, the Company’s Executive Vice President and Chief Administrative Officer. The Executive Officer Employment Agreements, among other things, provide for: (i) a term of two years, (ii) annual base salary of $436,525 per year for Mr. Moll and $351,500 per year for Mr. Hawkins, (iii) severance compensation equal to 100% of their respective annual base salaries and continuation of insurance benefits for one year if their respective Executive Officer Employment Agreements are not renewed at expiration or Executive is terminated without cause by the Company or with good reason by the Executive, (iv) if terminated with cause by the Company or without good reason by the Executive only earned but unpaid base salary up to the date of termination is due, (v) if terminated without cause by the Company or with good reason by the Executive following a change of control, severance compensation equal to (a) 200% of their respective annual base salaries and (b) 200% of their respective target bonuses in the year of termination, (vi) restrictive covenants against competing with the Company or recruiting any Company personnel for two years following termination, and (vii) vesting of unvested options and restricted shares upon death or disability. The executives remain eligible for other benefit plans and incentive plans in effect from time to time.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1 Employment Agreement, dated September 15, 2009 between Stein Mart, Inc. and William A. Moll

10.2 Employment Agreement, dated September 15, 2009 between Stein Mart, Inc. and David H. (Hunt) Hawkins

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: October 8, 2009	By:	/S/ GREGORY W. KLEFFNER
Gregory W. Kleffner
Senior Vice President, Finance and
Chief Financial Officer

EXHIBIT INDEX

10.1 Employment Agreement, dated September 15, 2009 between Stein Mart, Inc. and William A. Moll
10.2 Employment Agreement, dated September 15, 2009 between Stein Mart, Inc. and David H. (Hunt) Hawkins